UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2022

HireRight Holdings Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-40982	82-1092072
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Centerview Drive, Suite 3000	Nashville	Tennessee	37214
(Address of Principal Executive Offices)			(Zip Code)
(615) 320-9800
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	HRT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement

On June 3, 2022, Genuine Mid Holdings LLC (“Holdings”), a subsidiary of HireRight Holdings Corporation (the “Company”) and Genuine Financial Holdings LLC (the “Borrower”), a subsidiary of Holdings, entered into a First Amendment to First Lien Credit Agreement (the “First Amendment”) with the lenders party thereto and Bank of America, N.A. as administrative agent. The First Amendment amends the Borrower’s First Lien Credit Agreement, dated as of July 12, 2018, by and among the Borrower, Holdings, the lending institutions from time to time party thereto and Bank of America, N.A. as administrative agent, collateral agent and a letter of credit issuer (as amended through the First Amendment, the “Credit Agreement”).

Under the First Amendment, (i) the aggregate commitments under the Borrower’s revolving credit facility under the Credit Agreement (the “Revolving Credit Facility”) were increased from $100.0 million to $145.0 million, (ii) the maturity date of the Revolving Credit Facility was extended from July 12, 2023 to June 3, 2027 or, if earlier, 91 days prior to the maturity of the Borrower’s term loans under the Credit Agreement, as may be extended or refinanced and (iii) the interest rate benchmark applicable to the Revolving Credit Facility was converted from LIBOR to term SOFR. The Borrower’s existing term loans under the Credit Agreement remained in effect. Upon the effectiveness of the First Amendment, the Borrower did not have any outstanding principal balance on the Revolving Credit Facility and the Company had approximately $143.5 million available for additional borrowing after giving effect to approximately $1.5 million of outstanding letters of credit.

The First Amendment did not modify the financial covenants, negative covenants, mandatory prepayment events or security provisions or arrangements under the Credit Agreement.

The above description of the terms of the First Amendment is qualified in its entirety by reference to the full text of the First Amendment, a copy of which is filed as an exhibit to this 8-K.

Item 5.07    Submission of Matters to a Vote of Security Holders

The 2022 annual meeting of stockholders of HireRight Holdings Corporation (the “Company”) was held on June 2, 2022. Results of the voting at the annual meeting of stockholders are set forth below.

Election of Directors. The stockholders elected the following three directors in Class I of the Company’s classified board to hold office for a three-year term expiring at the 2025 annual meeting of stockholders or until their successors are duly elected and qualified. The voting results were as follows:

Director	Votes For	Votes Withheld	Broker Non-Votes
Guy Abramo	68,380,384	9,166,183	578,440
Josh Feldman	67,828,055	9,718,512	578,440
Lisa Troe	70,729,467	6,817,100	578,440

Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm. The stockholders ratified the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. The voting results were as follows:

Votes For	Votes Against	Votes Abstain	Broker Non-Votes
78,115,267	9,485	255	0

Item 9.01    Financial Statements and Exhibits

(d) Exhibits.

10.1
First Amendment to First Lien Credit Agreement dated as of June 3, 2022, by and between Genuine Financial Holdings LLC, Genuine Mid Holdings LLC, the Extending Revolving Credit Lenders party thereto, the Letter of Credit Issuers party thereto, and Bank of America, N.A. in its capacity as Administrative Agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HireRight Holdings Corporation

Date: June 7, 2022	/s/	Thomas M. Spaeth
	Name:	Thomas M. Spaeth
	Title:	Chief Financial Officer